UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 23, 2016 (November 18, 2016)
PERFORMANCE SPORTS GROUP LTD.
(Exact name of registrant as specified in its charter)
British Columbia, Canada (State or other jurisdiction of incorporation or organization)	001-36506 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

100 Domain Drive Exeter, NH (Address of principal executive offices)	03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 31, 2016, Performance Sports Group Ltd. (the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that the staff of NYSE Regulation, Inc. (“NYSE Regulation”) had determined to commence proceedings to delist the common shares of the Company (symbol: PSG) (the “Common Shares”) from the NYSE pursuant to Listed Company Manual Section 802.01D based on the Company’s announcement on October 31, 2016 that it had filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the District of Delaware and commenced proceedings under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. Trading of the Company’s Common Shares on the NYSE was suspended prior to the opening of trading on October 31, 2016. On November 18, 2016, the NYSE filed a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”), notifying the SEC of the NYSE’s intention to remove the Common Shares from listing and registration on the NYSE at the opening of business on November 28, 2016, pursuant to the provisions of Rule 12d2-2(b) of the Securities Exchange Act of 1934.

Further to the Toronto Stock Exchange (the “TSX”) Bulletin 2016-1077 dated October 31, 2016, and following the conclusion of the expedited review process, the TSX has determined to delist the Common Shares (symbol: PSG) at the close of business on December 8, 2016 for failure to meet the continued listing requirements of the TSX. Trading of the Common Shares on the TSX was suspended prior to the opening of trading on October 31, 2016.

The Common Shares will remain suspended from trading on the NYSE and the TSX through to the applicable delisting date; however, management currently expects that the Common Shares will continue to be quoted on the U.S. over-the-counter (“OTC”) markets following the respective delistings on OTC Pink® under the ticker symbol “PSGLQ”, which is operated by OTC Markets Group. There is no assurance that an active market in the trading of the Common Shares will develop on OTC Pink®.

In addition, the Company is also providing a bi-weekly status update in accordance with its obligations under the alternative information guidelines set out in National Policy 12-203 Cease Trade Orders for Continuous Disclosure Defaults (“NP 12-203”). As previously announced, the Company is subject to a management cease trade order (“MCTO”) issued by the Ontario Securities Commission, the Company’s principal regulator in Canada, in connection with the delayed filing of its Annual Report on Form 10-K, including its annual audited financial statements for the fiscal year ended May 31, 2016 and the related management’s discussion and analysis (collectively, the “Annual Filings”). The previously announced internal investigation being conducted on behalf of the audit committee of the board of directors of the Company in relation to the finalization of the Company’s financial statements and related certification process (the “Investigation”) is in the process of being resumed following a temporary suspension imposed in an effort to conserve resources and allow senior management to focus on achieving operational objectives in the period immediately after the filing of the previously announced voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the District of Delaware and the commencement of proceedings under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice and the Company advises that (i) there have been no material changes to the information relating to the delayed filing of its Annual Filings, (ii) it intends to continue to comply with the alternative information guidelines of NP 12-203; (iii) except as previously disclosed, there are no subsequent specified defaults (actual or anticipated) within the meaning of NP 12-203; and (iv) there is no other material information concerning the Company and its affairs that has not been generally disclosed as of the date of this press release.

The MCTO does not affect the ability of other shareholders to trade in the securities of the Company, but restricts the ability of the Company’s Chief Executive Officer and Chief Financial Officer from trading in securities of the Company until two full business days after all filings the Company is required to make under applicable securities law have been made or further order of the Ontario Securities Commission; however, the Ontario Securities Commission could determine, in its discretion, that it would be appropriate to issue a general cease trade order against the Company affecting all of the securities of the Company. The MCTO was issued in response to an application made by the Company in connection with the Company’s delay in filing its Annual Filings by the applicable filing deadline.

Further details are contained in the press release describing such regulatory and listing updates, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01          Financial Statements and Exhibits.
(d)          Exhibits.
Exhibit No.	Description
99.1	Press Release, dated November 23, 2016.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 23, 2016
PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Michael J. Wall
	Name:	Michael J. Wall
	Title:	Executive Vice President, General Counsel and Corporate Secretary

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